FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-03

Sent: Thursday, December 5, 2019 10:48 AM
Subject: NEW ISSUE CMBS: $1.037bn BANK 2019-BNK24 - ANNOUNCEMENT - PUBLIC

NEW ISSUE CMBS:	$1.037bn BANK 2019-BNK24
CO-LEAD MANAGERS & BOOKRUNNERS:	BofA Securities, Wells Fargo Securities, Morgan Stanley
CO-MANAGERS:	Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

			WAL		PRIN
CLASS	DBRS/Fitch/S&P	SIZE($MM)	(YRS)	CE%	WINDOW	DY%	LTV%
A-1	AAA(sf)/AAAsf/Aaa(sf)	$16.763	2.71	30.00%	1-60	19.4%	36.6%
A-SB	AAA(sf)/AAAsf/Aaa(sf)	$26.123	7.21	30.00%	60-111	19.4%	36.6%
A-2*	AAA(sf)/AAAsf/Aaa(sf)		9.76-9.81	30.00%	111-119	19.4%	36.6%
A-3*	AAA(sf)/AAAsf/Aaa(sf)		9.95-9.97	30.00%	119-120	19.4%	36.6%
A-S	AAA(sf)/AAAsf/AA+(sf)	$125.197	9.99	19.25%	120-120	16.8%	42.2%
B	AAA(sf)/AA-sf/NR	$49.496	9.99	15.00%	120-120	16.0%	44.5%
C	AA(low)(sf)/A-sf/NR	$46.585	9.99	11.00%	120-120	15.3%	46.5%

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible sizes below:

A-2:	$250.000mm - $375.000mm
A-3:	$397.351mm - $522.351mm

WA CUT-OFF LTV:	52.3%
WA UW NCF DSCR:	3.23x
WA UW NOI DEBT YLD:	13.6%
WA ORIG TERM TO MATURITY:	120
WA ORIG AMORTIZING TERM:	368
TEN LARGEST LOANS:	59.3%
LOAN SELLERS:	BANA(30.0%), MS(25.4%), WFB(19.4%), NCB(8.9%), WFB/MS(8.2%), BANA/WFB(8.2%)
TOP 5 STATES:	NY(49.3%), CA(15.8%), TX(9.0%), LA(6.0%), MD(5.4%)
TOP 5 PROPERTY TYPES:	MF(35.6%), OF(33.7%), HOT(15.3%), RT(6.3%), MU(5.3%)

MASTER SERVICER:	Wells Fargo Bank and National Cooperative Bank
SPECIAL SERVICER:	Midland Loan Services and National Cooperative Bank
TRUSTEE:	Wilmington Trust
CERT ADMIN:	Wells Fargo Bank
TRUST ADVISOR:	Park Bridge
INITIAL CNTRLG CLASS REP:	Eightfold Real Estate Capital Fund V, L.P. or its affiliate

ATTACHED:	TERM SHEET, ANNEX A-1

EXPECTED PRICING:	Week of 12/9/2019
EXPECTED SETTLEMENT:	On or about 12/19/2019

ROADSHOW:
Thursday, Dec 5:	Hartford Breakfast (Max’s Downtown - 8:30am ET)
Thursday, Dec 5:	Boston Lunch (Boston Harbor Hotel - John Adams Salon – 12:00pm ET)
Friday, Dec 6:	Minneapolis Breakfast (The Marquette Hotel - Red River Room– 7:30am

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. BofA Securities, Inc and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.